Exhibit 4.2

EMPLOYEES STOCK UNIT SCHEME – 2022

(As amended up to March 26, 2025)

ICICI BANK EMPLOYEES STOCK UNIT SCHEME – 2022

Section I:	Short title, extent and commencement

1.	This Scheme may be called ICICI Bank Employees Stock Unit Scheme - 2022 (“Unit Scheme”).

2.	It applies only to Eligible Employees (as defined below).

Section II:	Objectives

The objectives of the Unit Scheme are:

a)	to enable employee participation in the business as an active stakeholder to usher in an ‘owner-manager’ culture and to act as a retention mechanism;

b)	to enhance employee motivation; and

c)	to enable employees to participate in the long term growth and financial success of the Bank.

Section III:	Definitions

1.	As used in this Unit Scheme, the following terms shall have the meanings set forth below:

a.	“Applicable Law” includes every law, rule, regulation or bye-law relating to employee stock options, including, without limitation, the Companies Act, 2013, the SEBI SBEB & SE Regulations (defined hereinafter), the Securities and Exchange Board Of India (Listing Obligations and Disclosure Requirements) Regulations, 2015, Reserve Bank of India Guidelines on Compensation of Whole Time Directors/ Chief Executive Officers/ Material Risk Takers and Control Function Staff dated November 4, 2019 (as and when applicable) and circular, guidelines issued by the Reserve Bank of India, all the relevant tax, securities, exchange control or corporate laws, rules, regulations or bye- laws of India or any relevant jurisdiction, or of any stock exchange on which the Shares of the Bank are listed or quoted and includes, any amendment, modification, alteration or re-enactment made to such laws, rules, regulations or bye-laws from time to time.

b.	“Associate Company” shall have the same meaning as defined under section 2(6) of the Companies Act, 2013.

c.	“Award Confirmation” means a written communication by the Bank to a Participant, evidencing Grant of Units.

d.	“Bank” means ICICI Bank Limited (ICICI Bank) and its successors, as the context may require or admit.

e.	“Board” means Board of Directors of the Bank.

f.	“Cause” means (i) act of willful or gross misconduct or neglect (ii) the commission of felony, fraud, misappropriation, embezzlement, breach of trust or an offence involving moral turpitude, (iii) gross or willful insubordination or (iv) any other act detrimental to the interest of the Bank, (v) any breach of Code of Conduct of the Bank, or (vi) a breach of terms of the Eligible Employee’s employment contract leading to termination of their employment.

g.	“Code of Conduct” means Group Code of Business Conduct & Ethics.

h.	“Committee” means the Board Governance, Remuneration & Nomination Committee of the Bank as may be renamed in the future by the Board for any statutory/regulatory purpose and as constituted in accordance with the provisions of Section 178 of the Companies Act, 2013 and Regulation 19 of the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015, as amended from time to time and having such powers as specified under the SEBI SBEB & SE Regulations read with powers specified in this Unit Scheme.

i.	“Compensation Policies” means and includes Compensation Policy of the Bank for employees and directors, terms of employment as contained in the appointment letters and any other applicable policies of the Bank as amended from time to time including the policies of the Bank formulated and implemented under the relevant guidelines issued by the Reserve Bank of India for compensation of directors and other employees of the Bank.

j.	“Eligible Employee” means, as on the date of the Grant:

i.	all employees of the Bank who are exclusively working in India or outside India, but shall exclude its Managing Director & CEO, Executive Directors, Key Managerial Personnel, Senior Management Personnel and Material Risk Takers; and

ii.	all employees of the Bank’s unlisted wholly owned subsidiaries, who are exclusively working in India or outside India, excluding equivalent levels to Key Management Personnel, Senior Management Personnel, Material Risk Takers and wholetime Directors of the Bank which are aligned as a key delivery engine of the Bank’s core operating franchise and in essence complement the business delivery of the Bank, including but not limited to:

•	ICICI Bank UK PLC;

•	ICICI Bank Canada;

•	ICICI Investment Management Company Limited (IIMCL).

k.	“Exercise” shall mean the act of making an application by the Participant to the Bank for issue of Shares against the Units vested in the Participant in pursuance of the Unit Scheme.

l.	“Exercise Period” means the period commencing from the date of Vesting and will expire on completion of five years from the date of Vesting of Units, or such shorter period as may be determined by the Committee for each Grant.

m.	“Exercise Price” means the face value of the underlying Shares payable by the Participant for exercising the Units granted to the Participant.

n.	“Grant” means the process by which the Bank issues Units under the Unit Scheme to Eligible Employees.

o.	“Grant date” means the date on which the Committee approves the Grant.

p.	“Holding Company” would have the same meaning as defined under Section 2(46) of the Companies Act, 2013.

q.	“Key Managerial Personnel” would have the same meaning as defined under Section 2(51) of the Companies Act, 2013.

r.	“Material Risk Takers” means the employees so identified by the Board in accordance with the ‘Guidelines on Compensation of Whole Time Directors/Chief Executive Officers/Material Risk Takers and Control Function staff’ issued by Reserve Bank of India (RBI) on November 4, 2019 (and as may be amended by RBI from time to time).

s.	“Participant” means an Eligible Employee selected by the Committee and to whom the Units are granted, or the Successors of the Participant, as the context so requires.

t.	Scheme of Arrangement” means the scheme of arrangement amongst the ICICI Bank Limited and ICICI Securities Limited and their respective shareholders, as approved by the NCLT vide its Order dated October 9, 2024, which has become effective as of the Effective Date i.e. October 14, 2024.

u.	“SEBI SBEB & SE Regulations” means the Securities and Exchange Board of India (Share Based Employee Benefits and Sweat Equity) Regulations, 2021, as amended and enacted from time to time read with all circulars and notifications issued thereunder.

v.	“Secretarial Auditor” means a company secretary in practice appointed by the Bank under rule 8 of the Companies (Meetings of Board and its Powers) Rules, 2014 to conduct secretarial audit pursuant to regulation 24A of the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015.

w.	“Senior Management Personnel” means as defined and approved by the Board of the Bank in accordance with the Applicable Law.

x.	“Shares” means equity shares of the Bank.

y.	“Subsidiary” means a subsidiary company of ICICI Bank, whether now or hereafter existing, within the meaning of Section 2(87) of the Companies Act, 2013.

z.	“Successors” of a Participant means the legal heirs and/or nominees of a deceased Participant.

aa.	“Unit” means a right but not an obligation granted to a Participant to apply for and be issued Shares at its face value, during the Exercise Period, subject to the requirements of Vesting.

bb.	“Unit Scheme” means this Scheme.

cc.	“Vesting” means the process by which the Participant becomes entitled to receive the benefit of a Grant made to him under this Unit Scheme.

dd.	“Vesting Confirmation” means a written communication by the Bank to a Participant, evidencing Vesting of Units.

ee.	“Vesting Criteria” means criteria as may be determined by the Committee as detailed in Section VIII

ff.	“Vesting Period” means the period during which the Vesting of the Units granted to a Participant can take place.

2.	In the Unit Scheme, unless the contrary intention appears:

(a)	reference to a gender shall include references to the female, male and neuter genders; and

(b)	the singular includes the plural (and vice versa).

3.	Words and expressions used and not defined herein shall have the same meaning as have been assigned to them under the SEBI SBEB & SE Regulations, Securities and Exchange Board of India Act, 1992, Securities (Contract) Regulation Act, 1956, Companies Act, 2013 and Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 and any statutory modification or re- enactment thereto.

4.	The Unit Scheme shall be governed by the provisions of the Bank Compensation Policies.

Section IV:	Shares subject to the Unit Scheme

1.	Pursuant to the Scheme of Arrangement, the maximum number of Shares that can be issued under this Unit Scheme has been increased to 10,06,18,910 (Ten crore Six Lacs Eighteen Thousand Nine Hundred and ten) Unit(s). Each Unit on Exercise will entitle the Participant to 1 (One) Share.

2.	The grants under the Unit Scheme shall be made in one or more tranches as may be determined by the Committee over a period of seven years from the date of approval of the Unit Scheme by the shareholders.

3.	The aggregate of the Units granted to all the Eligible Employees shall not exceed 10,06,18,910 (Ten crore Six Lacs Eighteen Thousand Nine Hundred and Ten) Unit(s). The maximum number of Units granted to any Eligible Employee shall not exceed 20,000 Units in any financial year and 0.14% of the total Units available for Grant over a period of seven years from the date of approval of the Unit Scheme by the shareholders. When Shares are issued pursuant to the Exercise of a Unit, the maximum number of Shares that can be issued under the Unit Scheme will stand reduced to the extent of such Shares being issued.

4.	The Units granted but not vested and the Units vested but not exercised in accordance with the Unit Scheme or the Award Confirmation or the Vesting Confirmation shall terminate and the Units covered by such terminated Units shall become available for future Grant under the Unit Scheme.

Section V:	Administration of the Unit Scheme

1.	The Unit Scheme shall be administered by the Committee.

2.	Unless otherwise expressly provided in the Unit Scheme or Applicable Law, all decisions, determinations and interpretations with respect to, connected with, arising out of or in relation to the Unit Scheme or Award Confirmation or Vesting Confirmation shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties including the Bank, any Participants, shareholders, directors and any employees.

Section VI:	Powers of the Committee

1.	Subject to the provisions of the Unit Scheme and Applicable Law and in addition to the other express powers and authorisations conferred by the Unit Scheme, the Committee shall have full power and authority to:

a.	approve from time to time, employees from amongst the Eligible Employees to whom the Units would be granted;

b.	approve the number of Units to be granted under the Unit Scheme per Participant and in aggregate;

c.	prescribe the Vesting Period and Vesting Criteria;

d.	prescribe the conditions under which the Units may vest in a Participant, and may lapse (including in case of termination of employment for misconduct or cessation of employment);

e.	prescribe the Exercise Period within which the Participant can exercise the Units and that would lapse on failure to exercise the same within the Exercise Period;

f.	prescribe the Exercise Period within which the Participant should exercise the vested Units in the event of termination or resignation of the Participant;

g.	prescribe whether the Units vested in a Participant are exercisable at one time or at various points of time within the Exercise Period;

h.	prescribe the conditions and procedure for the Grant, Vesting and Exercise of Units by Participants including Participants who are on long leave, training or otherwise indisposed;

i.	prescribe, if deemed appropriate and necessary, the procedure for funding for exercise of Units, in accordance with the Applicable Laws;

j.	prescribe the procedure for making a fair and reasonable adjustment to the entitlement including adjustment to the number of Units and to the exercise price in case of corporate actions such as rights issues, bonus issues, merger, sale of division and others. In this regard, the Committee shall consider the following:

i.	the number and Exercise Price of Units shall be adjusted in a manner such that total value to the Participant of the Units remains the same after the corporate action; and

ii.	the Vesting Period and the life of the Units shall be left unaltered as far as possible to protect the rights of the Participant who is granted such Units.

k.	establish, amend, suspend or waive such rules and regulations as it shall deem appropriate for the proper administration of the Unit Scheme;

l.	interpret any matter with respect to, connected with, arising out of or in relation to the Unit Scheme, the Award Confirmation and the Vesting Confirmation;

m.	appoint such agents as it shall deem necessary for the proper administration of the Unit Scheme;

n.	determines or impose other conditions to the Grant or exercise of Units under the Unit Scheme as it may deem appropriate;

o.	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Unit Scheme;

p.	frame suitable policies and systems to ensure that there is no violation of securities laws as amended from time to time including the:

i.	Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015; and

ii.	Securities and Exchange Board of India (Prohibition of Fraudulent and Unfair Trade Practices relating to the Securities Market) Regulations, 2003.

Section VII:	Eligibility for Grant of Units and Grant of Units

1.	The Committee shall have the sole authority to designate any Eligible Employee as Participant.

2.	In determining the Eligible Employee to receive Units as well as in determining the number of Units to be granted to a Participant, the Committee may consider factors such as length of service, grade, performance, conduct, present contribution, potential contribution of the Eligible Employee or such other factors as the Committee may decide relevant.

3.	Each Grant of Units under the Unit Scheme shall be made in form of the Award Confirmation issued by the Bank to the Eligible Employees.

Section VIII:	Vesting of Units

1.	The Units granted to the Participant may vest at one time or at various points of time as stipulated in the Award Confirmation. Provided, however, subject to Clause 3 and Clause 4 of this Section, the vesting shall commence on the expiry of minimum period of one (1) year from the date of grant of the Units and the vesting period would be spread over a minimum period of three (3) years from the date of grant of the Units. Unless earlier vested, expired, forfeited or otherwise terminated, each Unit shall expire in its entirety on the fourth anniversary of the date of grant of Unit or such shorter period, as may be determined by the Committee for every grant.

2.	Besides continuity of employment, vesting shall also be dependent on achievement of certain corporate performance parameter(s) such as:

•	Risk Calibrated Core Operating profit;

•	Provision/asset quality;

•	Other parameters, if any, as the Committee may determine

3.	No Unit or any part thereof shall vest:

a)	if the Participant does not fulfill Vesting Criteria as stipulated in the Award Confirmation which shall also include suitable measures/ indicators of performance as determined by the Committee; or

b)	if the Participant’s employment is terminated by the Bank for Cause; or

c)	if the Participant voluntarily terminates employment with the Bank and the Units to the extent not vested shall lapse/expire and be forfeited forthwith.

4.	In the event of death of a Participant or a Participant suffers permanent disability, in each case while in employment, the minimum Vesting Period of one year shall not be applicable and whole of the Units shall immediately (on the date of the death or suffering permanent disability as the case maybe) vest in the Participant’s Successors, or the Participant, as the case maybe.

5.	If the Participant’s ceases to be in employment due to retirement (including pursuant to any early / voluntary retirement scheme), the Units shall vest by such period as stipulated in the Award Confirmation even after such retirement, subject to the Participant demonstrating compliance with the Code of Conduct including Undertaking of Continued Good Conduct. Provided however, at the sole discretion of the Committee, it may allow the whole of the Units or part thereof to vest at one time or at various points of time on the expiry of one year from the date of Grant of Units. Provided however that in the event of death or permanent disability of the Participant after retirement but before Vesting of Units, the whole of the Units shall immediately vest in the Participant’s Successors or the Participant as the case may be.

6.	In the event that an Eligible Employee who has been granted benefits under a Unit Scheme is transferred or deputed or resigns to join a Subsidiary/Associate Company/Holding Company prior to Vesting or Exercise, the Vesting and Exercise as per the terms of Award Confirmation shall continue in case of such transferred or deputed or resigned employee even after the transfer or deputation or resignation.

7.	In the event that an Eligible Employee who has been granted benefits under the Unit Scheme is subsequently designated as Key Management Personnel or Senior Management Personnel or Material Risk Taker but prior to Vesting or Exercise, the Vesting and Exercise as per the terms of Grant shall continue even after such re-designation.

Section IX:	Exercise Price

The Exercise Price shall be the face value of the Shares of the Bank.

Payment of Exercise Price and applicable tax(es) shall be made from the employee’s bank account. Payment of Exercise Price and applicable tax(es) can also be made out of any loans availed by the employee from a recognised bank/financial institution/non-banking financial institution and any other mode as may be approved by the Committee subject to compliance with the provisions of ICICI Bank Code on Prohibition of Insider Trading.

Section X:	Exercise of Units

1.	Subject to Vesting and other conditions provided for hereunder or otherwise imposed in accordance herewith, the Participant or Participant’s Successors, as the case may be, may Exercise the Units by the payment of Exercise Price and applicable taxes in full at such time as may be notified during the Exercise Period.

2.	Unless earlier exercised, expired, forfeited or otherwise terminated, each vested Units, if not exercised during the Exercise Period shall lapse and stand terminated and expired forthwith.

3.	If the Participant’s employment is terminated by the Bank for Cause, the Participant’s vested Units, to the extent then unexercised, shall thereupon cease to be exercisable and shall lapse and stand terminated and expired forthwith.

4.	If the Participant ceases to be in employment due to resignation or the employment is terminated without Cause with the Bank other than on account of death, retirement, or permanent disability, the vested Units, to the extent then unexercised, shall be exercised by the payment of Exercise Price and applicable taxes in full within a period of three months from the date of termination or Exercise Period, whichever is earlier.

5.	If the Participant’s employment is terminated due to death, retirement (including pursuant to any early /voluntary retirement Unit Scheme) or permanent disability, the vested Units, shall be exercised by the payment of Exercise Price and applicable taxes in full at such time as may be notified during the Exercise Period.

6.	Upon receipt of the notice for Exercise of the Units (in the form prescribed) and the payment of Exercise Price and applicable taxes in a form and manner as may be stipulated by the Committee, the Bank shall issue and allot Shares to the Participant.

Section XI:	General Terms and Conditions

1.	Any amendment, discontinuation or termination to the Unit Scheme shall be made by passing a resolution in the general meeting in accordance with the provisions of SEBI SBEB & SE Regulations.

2.	The Bank shall be entitled to vary the terms of the Unit Scheme to meet any regulatory requirements without seeking shareholders’ approval by way of a special resolution.

3.	Participation in the Unit Scheme shall not constitute or be construed as a guarantee by the Bank of return on the Shares of the Bank. Any loss/potential loss due to fluctuations in the market price of the Shares or on any other account whatsoever, and the risks associated with such investments will be that of the Participant alone and not of the Bank.

4.	This Unit Scheme shall be subject to all Applicable Laws and such other terms and conditions, as may be stipulated by the Committee in its absolute discretion.

5.	In the event of issuance of bonus/rights shares, recapitalisation, stock split, reorganisation, merger, consolidation of the Bank or other similar events the number of Shares covered by each outstanding Unit and the number of Shares, which have been authorised for issuance under the Unit Scheme but as to which no Units have yet been granted or which have been returned to the Unit Scheme upon the termination of Units as well as the Exercise Price shall be increased or decreased such that the rights of the Participant is substantially proportionate to the rights existing prior to such event and to ensure that there is no dilution or enlargement of the benefits available under the Unit Scheme.

6.	The Grant of an Unit shall not be construed as giving a Participant the right to be retained in the employment of the Bank. Neither the Unit Scheme nor Award Confirmation nor Vesting Confirmation shall form part of any contract of employment between the Bank and the Participant. The rights and obligations of the Participant under the terms of his office or employment with the Bank shall not be affected by his participation in the Unit Scheme. Nothing in the Unit Scheme or any Award Confirmation or any Vesting Confirmation shall confer or be construed as affording a Participant any additional rights as to compensation or damages in consequences of the termination of such office or employment for any reason.

7.	The employee shall not have right to receive any dividend or to vote in any manner or enjoy the benefits of a shareholder in respect of Unit granted to him, till shares are issued upon Exercise of Unit.

8.	The Shares issued pursuant to any Unit shall rank pari passu with all the other equity shares of the Bank for the time being issued and outstanding, including payment of full dividend.

9.	Neither the Unit Scheme nor the Unit shall create or be construed to create a trust or a separate fund of any kind or a fiduciary relationship between the Bank and a Participant. To the extent that any Participant acquires a right to receive payments from the Bank pursuant to any Unit, such right shall be no greater than the right of any unsecured general creditor of the Bank.

10.	No fractional shares shall be issued or delivered pursuant to the Unit, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares or whether such fractional shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

11.	No employee shall have any claim to be granted any Unit, and there is no obligation on the part of the Bank for uniformity of treatment of employees or holders or beneficiaries of Units. The terms and conditions of Units need not be the same with respect to each Participant.

12.	No Unit shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant, except to the extent provided under the Unit Scheme or by will or the laws of inheritance.

13.	Nothing contained in the Unit Scheme shall prevent the Bank from adopting or continuing the current or other compensation components applicable or applicable only in specific cases.

14.	In the event of any tax liability arising on account of Grant of the Units to a Participant, the liability shall be that of the Participant alone and the Bank shall have the right to cause the Shares held by the Participant sold or otherwise alienated to meet the liability on behalf of the Participant. The Bank may, in its discretion, require the Participant to pay to the Bank at the time of Exercise of any Unit the amount that the Bank deems necessary to satisfy the Bank’s obligation to withhold income or other taxes incurred by reason of such Exercise.

14.	The Participant shall do all acts necessary and execute all such deeds and documents as may be deemed necessary by the Committee to give effect to the terms of the Unit Scheme.

15.	The existence of the Unit Scheme and any Grant made hereunder shall not in any way affect the right or the power of the Committee, Board or the shareholders of the Bank to make or authorise any change in capital structure, including any issue of shares, debt or other securities having any priority or preference with respect to the shares of the Bank or the rights thereof or from making any corporate action which is deemed to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Unit Scheme or any Grant made under the Unit Scheme.

Section XII:	Award Confirmation

The Grant of Units hereunder shall be evidenced by an Award Confirmation which shall be delivered to the Participant and shall specify the number of Units granted and the terms and conditions of the Vesting of Units and rules applicable thereto.

Section XIII:	Vesting Confirmation

The Vesting of Units hereunder, shall be evidenced by a Vesting Confirmation which shall be delivered to the Participant and shall specify the number of Units vested and the terms and conditions of the Vesting of Units and rules applicable thereto.

Section XIV:	Applicability of Malus & Clawback

The benefits accrued and / or availed under the Unit Scheme shall be subject to Malus and Claw back conditions in line with the extant Compensation Policy of the Bank as amended from time to time and relevant RBI guidelines as amended from time to time.

Section XV:	Effective and Expiry Dates

This Unit Scheme shall be effective as of the date of its approval by the shareholders of the Bank and valid upto the date on which the Units granted under the Unit Scheme have vested and exercised or lapsed as the case may be. However, no fresh grant shall be made after a period of seven years from the date of the approval.

Section XVI:	Headings

Headings are given to the Sections of the Unit Scheme solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Unit Scheme or any provision thereof.

Section XVII:	Accounting and Disclosures

The Bank shall follow the relevant accounting standards as may be prescribed by the Central Government in terms of Section 133 of the Companies Act, 2013 or any other appropriate authority, from time to time, including any guidance note on Accounting for employee share- based payments issued in that regard from time to time and the disclosure requirements prescribed therein, in compliance with relevant provisions of Regulation 15 of SEBI SBEB & SE Regulations.

The Bank shall make disclosures to the prospective Participant containing statement of risks, information about the Bank and salient features of the Unit Scheme in a format as prescribed under SEBI SBEB & SE Regulations.

The Bank shall disclose details of Grant, Vesting, Exercise and lapse of the Units the Directors’ Report or in an annexure thereof as prescribed under SEBI SBEB & SE Regulations or any other Applicable Laws as in force.

Section XVIII:	Certificate from Secretarial Auditors

The Board shall at each annual general meeting place before the shareholders a certificate from the Secretarial Auditors of the Bank that the Unit Scheme has been implemented in accordance with the SEBI SBEB & SE Regulations and in accordance with the resolution of the Bank in the general meeting.

Section XIX:	Confidentiality

Participants shall keep the details of the Units granted to them strictly confidential and shall not share with, or disclose the said details to, any other person. In case of non-adherence of the provisions of this Clause, the Committee will have the authority to classify such non-compliance as ‘Cause’ for the purposes of this Unit Scheme and deal with such cases as it may deem fit in its absolute discretion. Any decision as may be taken by the Committee in this regard will be final and binding on all concerned.

On the Grant of Units offered by the Bank, it shall be deemed that as if the Participant has authorized the Bank to disclose information relating to the Participant during the process of implementation of the Unit Scheme or while availing any consulting or advisory services thereof or any other incidental services to its officers, professional advisors, agents and consultants on a need-to-know basis.

Section XX:	Severability

In the event any one or more of the provisions contained in this Unit Scheme shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Unit Scheme, but the Unit Scheme shall be construed as if such invalid, illegal, or unenforceable provision had never been set forth herein, and the Unit Scheme shall be carried out as nearly as possible according to its original intent and terms.

Section XXI:	Lock-in

The Shares arising out of Exercise of vested Units shall not be subject to any lock-in period from the date of allotment of such Shares under the Unit Scheme.

Section XXII:	Governing law and Jurisdiction

The terms and conditions of the Unit Scheme shall be governed by and construed in accordance with the laws of India.

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